SUB-ITEM 77 C:  Submission of matters to a vote of security holders

A Special Meeting of Shareholders of Federated Utility Fund Inc., (the "Fund") was held on December 2, 2002. The following items, which are required to be reported under this SUB-ITEM 77C, were voted on at the meeting:

1. To approve or disapprove deletion of the Fund's investment policy regarding investing in the utilities industry and investment grade fixed income securities.

	Shares voted affirmatively ..................................36,789,024
	Shares voted negatively .......................................1,363,341
	Shares abstaining
...................................................1,587,555



2. To approve or disapprove a proposed Plan and Agreement of Reorganization ("Agreement") changing the form of organization of the Fund from a Maryland corporation to a Massachusetts business trust. Pursuant to the Agreement, a newly created portfolio (the "Reorganized Fund") of Federated Income Securities Trust, a Massachusetts business trust, would acquire all of the assets (subject to the liabilities) of the Fund in exchange for shares of beneficial interest of the Reorganized Fund to be distributed pro rata by the Fund to its shareholders in complete liquidation and dissolution of the Fund.

	Shares voted affirmatively ..................................36,693,647
	Shares voted negatively .......................................1,368,003
	Shares abstaining
................................................1,675,270



The Definitive Proxy Statement for this Special Meeting was filed with the Securities and Exchange Commission on October 24, 2002, and is incorporated by reference. (File No. 811-5114)